EXHIBIT 23.4

Consent of Independent Accountants

The Board of Directors

Digital Realty Trust, Inc.:

We consent to (i) the incorporation by reference in the registration statement on Form S-3 filed on April 4, 2006 of Digital Realty Trust, Inc. of our report with respect to the statement of revenue and certain expenses of Lakeside Technology Center for the year ended December 31, 2004, dated May 27, 2005, which report appears in the current report on Form 8-K/A of Digital Realty Trust, Inc. filed on July 15, 2005, (ii) the use of our reports with respect to the statement of revenue and certain expenses of 833 Chestnut Street for the year ended December 31, 2004, and the combined statement of revenue and certain expenses of Savvis Portfolio for the period from March 5, 2004 (inception) through December 31, 2004, included herein, and (iii) the reference to our firm under the heading “Experts” in the registration statement and related prospectus. Our reports refer to the fact that the statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of revenue and expenses.

/s/    KPMG LLP

San Francisco, California

March 31, 2006